Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
PURCHASES SHARES OF ITS COMMON STOCK
     Los Angeles, CA — August 21, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that since August 16, 2007, it has been actively purchasing shares of the Company’s common stock in the open market under the Company’s Stock Repurchase Plan in accordance with the Securities and Exchange Commission Rule 10b-18. The Company’s Stock Repurchase Plan authorizes the purchase of up to 12,000,000 shares of its common stock. 645,204 shares have been repurchased at an average cost of $44.69 per share from August 16 through August 20, 2007.
     The Company first adopted its Stock Repurchase Plan in December 1994. From that date through December 31, 2006 and prior to the amendment and restatement of that Plan in May 2005, the Company had repurchased a total of 11,076,550 shares of its common stock at an average cost of $7.47 per share. The Stock Repurchase Plan authorizes the Company to purchase shares of its common stock from time to time in the open market or in privately negotiated transactions. Repurchased shares are redeemed and treated as authorized but unissued shares. At June 30, 2007 there were 76,281,228 shares of the Company’s common stock issued and outstanding .
     David H. Hannah, Reliance’s Chief Executive Officer, said, “We are strong believers that it is in the best long-term interest of our shareholders for us to repurchase our stock under the right circumstances, including when we believe the price presents the opportunity to obtain a higher return on our investment than alternative uses of capital. Recent stock market activity resulting in a significant decrease in the market value of our stock is not in line with our business outlook included in our 2007 second quarter and year-to-date financial results conference call held on July 19, 2007. Additionally, we expect to continue to grow our business both organically and by acquisition as accretive opportunities arise.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List and the Fortune “100 Fastest Growing Companies” List and the Fortune 2007 List of “America’s Most Admired Companies” and the 2007 Forbes “Platinum 400 List of America’s Best Big Companies.” This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.
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